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                                                                   EXHIBIT 99.10

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information included in this Post-Effective Amendment No. 16 to the Registration Statement (Form N-1A, No. 33-47859) of the Investor Class, Advisor Class A and Advisor Class B of the SAFECO Managed Bond Trust.

We also consent to the incorporation by reference of our report dated January 25, 2002 with respect to the financial statements included in the Trust's Annual Report for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                                          /s/ Ernst & Young, LLP

Seattle, Washington
April 26, 2002